EXHIBIT 10.1

EMPLOYMENT AGREEMENT, dated as of April 30, 2010, by and between JEFFERSON ELECTRIC, INC., a Delaware corporation with offices at 9650 South Franklin Drive, Franklin, WI 53132 (the "Company"), and THOMAS KLINK, an individual residing at 2323 Ridgewood Road, Grafton, WI 53024 (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company and Pioneer Power Solutions, Inc., a Delaware corporation (the “Parent”), and JEI Acquisition Corp., a Delaware corporation (“Merger Sub”), and Executive, as the Company Stockholder, have entered into and consummated the transactions under the Agreement and Plan of Merger, dated as of April 30, 2010 (the "Merger Agreement"), pursuant to which Merger Sub has been merged with and into the Company, with the Company as the surviving corporation (the “Merger”); and

WHEREAS, the Company engages in the design, manufacture, sale, distribution of certain electrical transformers and related products (the “Business”); and

WHEREAS, prior to closing of the Merger, Executive was the President of the Company, and the Company considers the expertise of Executive to be valuable in the successful continuation by the Company of the Business; and

WHEREAS, prior to the closing of the Merger, the Company was converted from a Wisconsin corporation to a Delaware corporation; and

WHEREAS, the parties desire to provide for Executive’s employment by the Company in accordance with the terms and provisions set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

1.           Employment; Term.  The Company shall employ Executive, and Executive shall work for the Company, for a term of three (3) years commencing on the date hereof (April 30, 2010) and ending on April 30, 2013, unless terminated earlier in accordance with Section 6 hereof (the "Employment Period").

2.           Duties.  During the Employment Period, Executive shall serve as the Company's President, and perform duties on behalf of the Company and/or its Affiliates (as hereinafter defined) of an executive nature consistent with Executive’s position as the President of the Company, including without limitation, those duties and responsibilities set forth on Schedule A annexed hereto and made a part hereof. In addition, during the Employment Period, Executive shall utilize his best efforts to ensure that the Company shall comply with all of the terms and provisions of the Bank Loan Amendment (as defined in the Merger Agreement), including without limitation, the financial covenants set forth therein.

Executive’s employment under this Agreement shall in all respects be subject to the authority, direction and control of, and Executive shall report exclusively to, the Chief Executive Officer of the Company.  Executive shall in all events comply with all lawful policies and directives, and the by-laws, of the Company and/or Parent. In no event shall Executive incur any monetary obligations on behalf of the Company and/or its Affiliates in excess of $500,000.00 at any one time without the prior written approval of the Chief Executive Officer of the Company; provided, however, that Executive shall not cause the Company and/or its Affiliates to incur any amounts in respect of any capital  expenditures and/or cause the Company and/or its Affiliates to expend any proceeds of the Bank Loan Advance (as defined in the Merger Agreement), without the prior written approval of the Chief Executive Officer of the Company in each instance.

Executive hereby agrees to serve without additional compensation as an officer or Director of any of the Company’s subsidiaries or Affiliates, as the same may exist from time to time. The parties further acknowledge that the Company may at any time assign Executive to any of its subsidiaries and/or Affiliates for such payroll or other purposes.

Pursuant to the Merger Agreement, during the term of this Agreement and otherwise subject to the terms thereof, Parent shall also cause Executive to be nominated as a Director of Parent pursuant to Section 5.05 of the Merger Agreement.  Provident Pioneer Partners, L.P., a stockholder of Parent, and Executive have entered into a Voting Agreement, dated as of the date hereof, relating to the voting for the election of Executive as a Director of Parent.

The parties hereby acknowledge that, for a period of approximately six (6) months prior to the date hereof, Executive has been a full-time employee of TDK Holdings, Ltd., a Wisconsin corporation (“TDK”), and during this period, TDK furnished the services of Executive to the Company.  Executive is the sole stockholder of TDK.

Executive has accepted an offer of employment with the Company solely in respect of the period following the closing of the Merger pursuant to the terms of this Agreement.  Executive hereby acknowledge and agrees that the Company shall not assume or be responsible in any manner for any liabilities and obligations relating to the Executive as an employee of TDK prior to the date hereof and/or at any other time whatsoever and/or relating to the termination of Executive as an employee of TDK.  Executive hereby represents and warrants to the Company that the Company has no obligation or liability to TDK resulting from or arising from the Company and Executive entering into this Agreement, and that there are no other agreements entered into by Executive with TDK or any other party which conflicts with, or otherwise restricts, the employment arrangements set forth in this Agreement.

Employee shall perform his duties under this Agreement at the Company’s principal office or other locations as may be required by the Company and/or its Affiliates.  The parties hereby acknowledge that Employee’s duties hereunder may require extensive travel and performance of such duties at remote locations.  Notwithstanding the foregoing, Executive shall not be required to relocate his principal residence for a geographic radius in excess of fifty (50) miles from Executive’s current principal residence in connection with the performance of his duties under this Agreement.  In the event, however, that the Company shall require Executive to relocate his  principal residence beyond such geographic radius (i.e., more than 50 miles from the current principal residence), then such required relocation shall be deemed to constitute a termination without cause by the Company hereunder.  Notwithstanding the foregoing, Executive may elect to accept any such relocation of his principal residence beyond such 50 mile radius, whereupon the Company shall pay or reimburse Executive for all reasonable costs in connection with such relocation.

3.           Devotion of Time. During the Employment Period, Executive shall: (a) expend substantially all of his working time for the Company on a full-time basis; (b) devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and (c) not take part in any activities detrimental to the best interests of the Company.

4.           Compensation.

4.1           In consideration for the services to be performed by Executive during the Employment Period hereunder, the Company shall pay to Executive a base salary at the rate of $312,000.00 per annum, payable in accordance with the Company's customary payroll practices for executive employees.

4.2           Executive shall be entitled to paid vacation of four (4) weeks per calendar year during the Employment Period.

4.3           Executive shall be entitled to participate in family medical insurance coverage as furnished by the Company at levels substantially similar to those presently provided to Executive as set forth on Schedule B annexed hereto, subject to applicable eligibility requirements.

4.4           Executive shall be entitled to participate in the additional employee benefits and/or fringe benefits annexed hereto as Schedule C (the “Additional Benefits”), but only if and to the extent such Additional Benefits are then generally made available by the Company to all of its employees, and subject to applicable eligibility requirements.  Executive hereby acknowledges that the Company has no obligation to make such Additional Benefits available to any of its employees, including Executive.

4.5           The Company shall pay directly, or reimburse Executive for, all reasonable and necessary out-of-pocket expenses and disbursements actually incurred by him in connection with the performance of his duties under this Agreement. For such purposes, Executive shall submit to the Company itemized reports of such expenses in accordance with the Company's policies in effect from time to time.

4.6           Executive shall not be entitled to participate in and/or otherwise receive any employee benefits and/or fringe benefits of the Company and/or its Affiliates of any kind or nature whatsoever, except as otherwise expressly provided in this Section 4.

5.           Non-Competition Provisions and Confidentiality Agreement.  The parties hereby acknowledge that Section 5.07 of the Merger Agreement sets forth certain non-competition provisions involving Executive in respect of the business of the Company and/or its Affiliates (the “Non-Competition Provisions”).  The parties further acknowledge that the Company and Executive have entered into the Confidentiality and Non-Competition Agreement, dated as of the date hereof (the “Confidentiality Agreement”), relating to the confidential treatment of the “confidential information” (as defined therein) and other matters as set forth therein. The terms and provisions of the Confidentiality Agreement are hereby incorporated by reference as fully as if set forth herein in their entirety.

6.           Earlier Termination.

6.1           Executive’s employment with the Company and the Employment Period hereunder shall terminate upon the occurrence of any of the following events:

(a)           automatically on the date of  Executive’s death;

(b)           upon thirty (30) days’ prior written notice by the Company, in the event of the Executive's disability as set forth in Section 6.2 below;

(c)           upon sixty (60) days’ prior written notice by the Company, in the event that the Company terminates Executive's employment hereunder for Cause as set forth in Section 6.3 below; or

(d)           upon thirty (30) days’ prior written notice by the Company, in the event that the Company terminates Executive’s employment hereunder without cause (other than due to death or disability).

6.2           Executive shall be deemed disabled hereunder if he shall become unable to perform his material duties for the Company hereunder due to injury, illness, disease or bodily or mental infirmity, and such incapacity shall continue for any period of 180 days in the aggregate during any period of twelve (12) consecutive months.

6.3           For purposes hereof, "Cause" shall mean and include the following:

(a)           Executive’s failure to observe or perform in any material respect any of the terms or provisions of this Agreement;

(b)           Executive’s failure in any material respect to comply with the instructions or directives of the Chief Executive Officer of the Company;

(c)           Executive’s failure to observe or perform in any material respect any of the terms or provisions of the Merger Agreement, Non-Competition Agreement and/or any other contract, agreement or understanding between Executive and the Company and/or its Affiliates;

(d)           Executive’s fraud, embezzlement, defalcation, willful and material misrepresentation or willful misconduct relating to or affecting the Company and/or its Affiliates; provided, however, that no action shall constitute willful misconduct if taken or not taken, as the case may be, by Executive in good faith as not being adverse to the best interests of the Company;

(e)           Executive’s chronic absenteeism, alcoholic, drug related or other self induced affliction interfering in any material respect with the performance of his duties hereunder; or

(f)           Executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction) or any crime involving moral turpitude.  For purposes of this Section 6.3, the “Company” shall include all direct or indirect subsidiaries and/or Affiliates of the Company.

With respect to the termination events set forth in Sections 6.3(a), (b), (c) and (d) above, respectively, Executive shall be given the opportunity, within thirty (30) days following receipt of such notice, to have a meeting with the Board of Directors of the Company and an opportunity to be heard in respect of the actions set forth in such notice.

6.4          (a)           Upon any termination of this Agreement under this Section 6, Executive shall be entitled to receive only the base salary (as set forth in Section 4.1 hereof) accrued but unpaid through the effective date of termination.

(b)           Notwithstanding the foregoing, in the event that the Company shall terminate this Agreement without cause as set forth in Section 6.1(d) hereof, then and only upon the occurrence of such termination event, Executive shall be entitled to receive as severance pay an amount equal to the base salary as set forth herein for the balance of the Employment Period following the effective date of termination, payable in accordance with the Company’s customary payroll practices for executive employees.  Any such severance payments payable to Executive upon termination without cause shall be subject to, and conditioned upon, receipt by the Company of a release from Executive in form reasonably acceptable to counsel to the Company.

7.           Conflicts of Interest.

7.1           Executive agrees to promptly make full disclosure to the Chief Executive Officer of the Company of any actual, potential or perceived Conflict of Interest which may arise at any time during the Employment Period. For purposes of this Agreement, “Conflict of Interest” shall mean those circumstances that create a conflict with Executive’s duties (consistent with fiduciary duties of standard of care and loyalty) to provide employment services hereunder that are solely in the best interests of the Company and/or its Affiliates, including but not limited to, situations where the Executive or any personal or business relationship of Executive has a financial or other interest that is likely to reduce the objectivity of the Executive’s evaluation or advice which respect to such services hereunder.

7.2           Executive hereby represents and warrants to the Company that, as of the date hereof, he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person or entity and that there are no rights or obligations which may conflict in any material respect with the interests of the Company and/or with the performance of Executive’s duties and obligations under this Agreement.

7.3           The parties hereby acknowledge that Executive will engage in certain personal business activities and/or ventures set forth on Schedule D annexed hereto.  Notwithstanding anything to the contrary contained in this Agreement, no such personal business ventures engaged in by Executive as set forth in such Schedule D shall conflict with the full time devotion of time requirement as set forth in Section 3 hereof or otherwise conflict in any manner with the best interests of the Company.

8.           Company Property.

8.1           All records, files, memoranda, designs, data, reports, drawings, computer programs, software and other documents, equipment (including any computer, laptop, cell phone, Blackberry or other similar devices) and similar items relating to the business of the Company and/or its subsidiaries and Affiliates which Executive shall at any time prepare or receive from the Company and/or its subsidiaries and Affiliates (and all copies or reproductions of any such documents and/or other material then in Executive’s possession or control shall in all events and at all times be and remain the sole and exclusive property of the Company) (collectively, the “Company Property”). Executive also represents that he will not at any time, except in the ordinary course of business, copy or cause to be copied, print out or cause to be printed out, or disclose or publish, any software, documents or other material originating with, owned by or belonging to the Company.   Notwithstanding the foregoing, Executive’s Blackberry and phone number shall constitute personal assets which are billed to Executive and then reimbursed by the Company.  Upon any termination of this Agreement, such phone number shall thereafter remain as a personal asset of Executive.

8.2           Upon termination of this Agreement for any reason whatsoever, Executive shall promptly return to the Company all of the Company Property (including any copies or reproductions thereof) in his possession or control.  Executive further represents that, upon any such termination of this Agreement, he will not retain in his possession or control any such Company Property or any copies or reproductions thereof.

9.           Injunctive Relief.  Executive hereby acknowledges and agrees that, in the event he shall violate any provision of Sections 5 and 7 hereof, the Company shall be without an adequate remedy at law and, accordingly, shall be entitled to enforce such restriction by temporary or permanent injunctive or mandatory relief obtained in any action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which the Company may have at law or in equity.

10.         No Assignment.  This Agreement, as it relates to the employment of Executive, is a personal contract and the right, title and interest of Executive hereunder shall not be sold, transferred, assigned, pledged or hypothecated in any manner whatsoever.

11.         Right to Payments.  Executive shall not in any event have any option or right to require payments hereunder except as expressly provided in this Agreement. All rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive.

12.         Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed given: (i) upon receipt, if delivered personally, or if sent via facsimile transmission or e-mail (subject to confirmation of transmission thereof) or via nationally recognized overnight courier; or (ii) five (5) days after the date of mailing, if mailed by certified mail, return receipt requested, in each case, to the following addresses of the parties:

If to Executive, to:

Thomas Klink
2323 Ridgewood Road
Grafton, WI 53024

with a copy to:

Dean Delforge, Esq.
15850 West Bluemound Road
Suite 200
Brookfield, WI 53005

If to the Company, to:

Jefferson Electric, Inc.
9650 South Franklin Drive
Franklin, WI 53132
Attention: Nathan J. Mazurek, CEO

with a copy to:

Shiboleth LLP
One Penn Plaza, Suite 2527
New York, NY  10019
Attention:  Joshua Glikman, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change as set forth herein; provided, however, that any such notice of change of address shall be effective only upon receipt thereof.

13.           Governing Law; Jurisdiction.  This Agreement shall in all respects be governed by, and construed in accordance with, the applicable laws of the State of Delaware, U.S.A., without giving effect to principles of conflicts of law.  Each party hereto irrevocably and unconditionally consents to submit the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if jurisdiction in such court is lacking, any court of the State of New York of competent jurisdiction sitting in New York City, in connection with any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees that service of process may be made in any manner acceptable for use in such New York courts. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement and/or the transactions contemplated hereby, in the above New York courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereby expressly waive the right to any jury trial in any action or proceeding involving this Agreement.

14.           Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

15.           Indemnification.  The Company hereby agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law, subject to the bylaws of the Company then in effect, against and in respect to all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses and damages resulting from Executive's good faith performance of his duties and obligations with the Company.

16.           Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not embodied therein.

17.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein. This Agreement merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only by a writing executed by the parties hereto.

18.           Construction.  The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated by this Agreement, and the provisions hereof have been carefully negotiated. Accordingly, this Agreement shall be construed without regard to any presumption or rule requiring construction of an agreement against the party causing it to be drafted.

19.           Affiliates.  For purposes hereof, an “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with, such first person or entity.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

THE COMPANY: JEFFERSON ELECTRIC, INC.

By:	/s/ Nathan J. Mazurek
Nathan J. Mazurek, Chief Executive Officer

EXECUTIVE:

/s/ Thomas Klink
Thomas Klink

SCHEDULE A

EXECUTIVE DUTIES

a)	As a general matter, to oversee the day-to-day activities of the Company.

b)	Supervision of the office and administrative personnel of the Company.

c)	Supervision of the strategic planning and business operations of the Company.

d)	Supervision of financial reporting and marketing, sales, advertising and other promotional activities.

e)	Supervision of all relationship with customers, vendors, governmental authorities and other parties.

f)	Communication with representatives of Johnson Bank and supervision of all matters relating to the loan arrangements between the Company and the Bank.

g)	Preparation and review of all reporting requirements regarding the Company’s business operations to the Board of Directors and/or Chief Executive Officer of the Company and/or any other third parties.

h)	To review the Company's objectives on a regular basis and allocate personal and staff resources in order to insure that such goals are accomplished in a timely and efficient manner.

i)	Creation of a culture based on the Company's mission and values.

j)	To manage a work environment that is healthy, productive and growth orientated, enabling each individual to achieve his or her maximum potential.

k)	To perform such other duties as shall from time to time be designated by the Chief Executive Officer of the Company.

All of the foregoing shall be subject to the direction and control of the Chief Executive Officer of the Company.

SCHEDULE B

MEDICAL INSURANCE

Medical Insurance Company is United Health Care

Deductible
One Person	$3,500
More than One Person	$7,000

Co-insurance	100%

Prescription CO-pay
Generic	$10
Preferred Name Brand	$35
Non-preferred Name Brand	$60

Wellness – preventative Card	100%

Combine in network out of pocket maximum with prescription medicines – one person at $5,500; two or more people at $11,000

SCHEDULE C

ADDITIONAL BENEFITS

Holidays
The Executive will be paid for the following ten (10) holidays:
New Year's
Good Friday
Memorial Day
Independence Day
Labor Day
Thanksgiving Day
Day after Thanksgiving
Christmas Eve
Christmas
New Year's Eve

A calendar will be issued annually to indicate the specific days on which these holidays will be observed.

Short-Term Disability
The Executive will receive a weekly benefit of 60 per cent of their base pay for up to 13 weeks in the event of a non-industrial injury or illness.  The Company pays the cost of this benefit for you and may choose to insure this benefit with a third party.

Long-Term Disability
In an instance of a long term disability, the Executive will receive long-term disability benefit at a level of 60% of your monthly base pay, up to a monthly benefit of $6,000.  Monthly benefits begin after 90 days of continuous disability, provided you provide ongoing proof of disability from a physician.  These benefits are offset by any Social Security, Worker's Compensation or disability retirement benefits.  The Company pays the cost of this benefit for you. And may choose to insure this benefit with a third party.

Insurance Premium Account
The Executive may participate in a program to pay medical, dental and vision insurance premiums on a pre-tax basis.

401(k) Plan Savings Account
The Executive is allowed to participate in the Jefferson Electric, Inc Retirement Savings Plan.  The Executive may contribute from 1% to 100% of their salary, up to the annual IRS Dollar Limit.   The Company will match the Executive’s contribution at the rate of $1.00 of Company match per $1.00 of Executives contribution, up to a 3% contribution of Executives’ compensation and $.50 of Company match per $1.00 from 3% to 5% of Executives compensation that the Executive contributes to the plan.  The Executive has the option to choose if his contributions are pre-tax or after-tax.  Pre-tax contributions are deducted from associate’s salary before Federal and State taxes are withheld.  After tax contributions are a Roth 401(k).  The Company match will apply to either pre-tax or after-tax contributions.  The Executive will be eligible to change the level of his contribution, or the type of contribution, as of the following dates each calendar year:  January 1, April 1, July 1 or October 1.  The Executive may discontinue contributions before any pay period, provided that the Executive may not begin to contribute again until one of the dates listed above.

These additional benefits shall be made available to Executive only if and to the extent that such additional benefits are then generally made available by the Company to all of its employees, and subject to applicable eligibility requirements.  The Company has no obligation to make any such Additional Benefits available to Executive and/or any employees.

SCHEDULE D

PERSONAL BUSINESS VENTURES

Minority partner in multiple LLC’s used to purchase, manage, sell and retrofit residential properties in the state of Wisconsin.  Properties are then rented and sold.  Activities limited to review of properties and some accounting work.

Minimal amount of tax preparation and accounting work for friends and family resulting in revenues that exceed minimum reporting rules of the Internal Revenue Service, but less than $5,000 of gross income in total.

Treasurer of Boy Scout Troop 875 in Port Washington, WI.